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                                                                 EXHIBIT (c)(5)

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of March 22, 1999, among United States Filter Corporation (the "Company"), Vivendi ("Parent") and Richard J. Heckmann (the "Employee").

                                   WITNESSETH

            WHEREAS, Employee is currently Chairman of the Board of Directors, Chief Executive Officer and President of the Company; and

            WHEREAS, the Company has entered, as of even date herewith, into that certain Agreement and Plan of Merger (the "Merger Agreement") by and among Parent, Eau Acquisition Corp. and the Company, dated as of March 22, 1999, pursuant to which, among other things, the Company shall become a subsidiary of Parent (such transaction or series of transactions, the "Transaction"); and

            WHEREAS, Parent desires to insure the continued availability to the Company of the Employee's services, managerial skills and business experience following consummation of the Transaction and his commitment not to compete with the Company for a certain period of time, and the Employee is willing to render such services and provide such commitment, all upon and subject to the terms and conditions contained in this Agreement; and

            WHEREAS, the Employee and the Company previously entered into a certain written First Amended and Restated Employment Agreement, effective as of September 30, 1998 (the "Prior Agreement"), and now desire to supercede the Prior Agreement in its entirety, contingent upon consummation of the Transaction; and

            WHEREAS, in addition to the terms and conditions of employment set forth herein, the parties wish to set forth herein provisions with respect to certain payments being made to the Employee pursuant to the Prior Agreement and the Merger Agreement.

            NOW THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the Company and the Employee agree as follows:

1. Employment and Employment Term.

      (a)   Employment.

            Subject to the terms and provisions set forth in this Agreement, the Company hereby employs the Employee during the Employment Term (as hereinafter defined) as Chairman of the Board of Directors of the Company (the "Board") and its Chief Executive Officer, and Parent agrees to cause the Employee to be elected as Chairman of the Board, a member of the Executive Committee of Vivendi Water Branch, and a director of Generale des Eaux during the Employment Term, and the Employee hereby accepts such employment.

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      (b)   Employment Term.

            The period of employment under this Agreement (the "Employment Term") shall commence as of the date on which the Effective Time (as defined in the Merger Agreement) occurs (the "Effective Date") and shall continue for a period of four (4) years thereafter, or until earlier terminated as herein provided.

2. Positions, Responsibilities and Duties.

      (a)   In General.

            During the Employment Term, the Employee shall be employed as, and the Company shall at all times cause the Employee to be, the Chief Executive Officer of the Company. In addition, Parent agrees to cause the Employee to be elected as Chairman of the Board, a member of the Executive Committee of Vivendi Water Branch, and a director of Generale des Eaux during the Employment Term. In such positions, the Employee shall have the duties, responsibilities and authority normally associated with the office and position of chairman and chief executive officer of a corporation of the Company's size and type and as a director of companies of the size and type of Vivendi Water Branch and Generale des Eaux. No other employee of the Company shall have authority and responsibilities that are equal to or greater than those of the Employee. All other officers and other employees of the Company shall report directly to the Employee or the Employee's designees. The Employee will be responsible in conjunction with the President of Generale des Eaux for studying and implementing the world-wide integration of Vivendi Water Branch and the Company. The Employee will report to the Chairman of Parent and the Chairman of Generale des Eaux in the context of such integration. The Chairman of Parent and the Employee may mutually agree to provide the Employee with specific responsibilities or projects on a case-by-case basis in the context of the development of Parent's world-wide operations and activities (e.g., developing opportunities for initial public offerings of Parent's United States utilities and related entities).

      (b)   Time.

            During the Employment Term, the Employee shall devote such time as is reasonably necessary to perform the duties associated with his offices and positions as set forth herein and shall use his best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement. Notwithstanding the foregoing, the Employee may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other corporations, and similar type activities, to the extent that such other activities do not inhibit or prohibit the performance of the Employee's duties under this Agreement or conflict in any way with the business of the Com-


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            pany; provided, however, that the Employee shall not serve on the board of any commercial business or hold any other position with respect to any commercial business without the consent of the Board, which consent shall not be unreasonably withheld.

3. Compensation and Benefits.

      (a)   Base Salary.

            During the Employment Term, the Employee shall receive an initial base salary ("Base Salary") of $950,000 per annum, payable in accordance with the Company's payroll practices generally applicable to the Company's senior executives. Such Base Salary shall be reviewed for increase but not decrease by the Board not less frequently than annually during the Employment Term. In conducting any such annual review, the Board shall take into account any change in the Employee's responsibilities, increases in the compensation of other senior executives of the Company or of its competitors or other comparable executives and companies, the performance of the Employee and other pertinent factors. If increased, such increased Base Salary shall then constitute "Base Salary" for purposes of this Agreement.

      (b)   Cash Incentive Compensation.

            (i) During the Employment Term, the Employee shall be entitled to participate in all incentive compensation plans and programs maintained generally by the Company for the benefit of its senior executives.

            (ii) Without limiting the foregoing, for each fiscal year of the Company ending with or within the Employment Term, the Employee shall have the opportunity to earn an annual incentive of not less than sixty percent (60%) of his then current Base Salary, subject to such performance goals as may from time to time be determined by the Executive Committee of Parent. Each such annual incentive shall be paid at the same time that annual incentives are generally paid to the Company's other senior executives, but no later than the end of the third month of the fiscal year next following the fiscal year for which such annual incentive is paid, unless the Employee shall elect prior to the year to which such annual incentive relates to defer the receipt or alter the payment thereof.

      (c)   Equity Grant.

            In consideration for the Employee's services hereunder and the covenants set forth in Section 7, the Company shall, or the Parent shall on behalf of the Company in satisfaction of the Company's obligation, deliver to the Employee an aggregate of 289,056 shares of Parent common stock (the "Stock Grant"), subject to the terms of this Section 3(c). On each of the first four (4) anniversaries of the Effective


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            Date (each, a "Grant Date"), the Company shall, or the Parent shall on behalf of the Company, deliver to the Employee 72,264 shares of Parent common stock, representing one quarter (1/4) of the Stock Grant, if the Employee is employed hereunder as of such Grant Date; provided, however, that in the event that the Employee's employment hereunder is terminated because of his death or Disability, that portion of the Stock Grant not already delivered to the Employee shall be immediately delivered to the Employee (or his estate or beneficiaries, if applicable); and provided, further, that if the Employee's employment hereunder is terminated by the Employee for Good Reason (as defined in Section 4(b)(iv)) or by the Company without Cause (as defined in Section 4(b)(vii)), the portions of the Stock Grant not already delivered shall be delivered on the scheduled Grant Dates so long as the Employee is not in violation of
            Section 7(b) (as determined, if applicable, by arbitration under Section 9(i)) and the Employee provides consulting services to the Company during the remainder of the scheduled Employment Term, as may be reasonably requested by the Parent Executive Committee from time to time, for which services the Company shall reimburse the Employee for his reasonable expenses incurred in the performance thereof. In the event that the Employee's employment hereunder is terminated by the Employee without Good Reason (as defined in Section 4(b)(iv)), or by the Company for Cause (as defined in
            Section 4(b)(vii)) or the Employee violates Section 7(b) (as determined, if applicable, by arbitration under Section 9(i)), the Employee shall forfeit all rights to receive any portion of the Stock Grant for which the Grant Date had not occurred as of the Date of Termination. The number and kind of shares to be granted under this Section 3(c) shall be equitably adjusted to reflect changes in Parent's capitalization, such as a stock split or extraordinary dividend, or corporate transactions, such as a merger, spin-off, recapitalization or consolidation. With respect to each share of Parent common stock to be granted under this Section 3(c) that has not been forfeited and with respect to which the Employee (or his estate or beneficiaries, if applicable) has not yet become a shareholder, the Company shall pay to the Employee an amount in cash equal to the regular quarterly cash dividend, if any, paid by the Parent on its common stock. Such payment shall be made within ten
            (10) days following the applicable dividend payment date.

      (d)   Employee Benefits.

            During the Employment Term, the Employee and/or the Employee's family, as the case may be, shall be entitled to participate in employee benefit plans and programs provided or maintained generally by the Company to its senior executives (including, without limitation, pension, profit sharing, savings, medical, disability, life and accident plans and programs and deferred compensation plans and programs).


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      (e)   Vacation and Fringe Benefits.

            (i) During the Employment Term, the Employee shall be entitled to paid vacation and fringe benefits as provided generally to senior executives of the Company.

            (ii) Without limiting the foregoing, during the Employment Term, the Company will lease for the Employee an automobile for the Employee's business and private use, the make and model of which shall be at least comparable to the make and model provided to the Employee immediately preceding the Effective Date, and the Company will pay all deposit requirements, servicing and maintenance costs, insurance premiums and the cost of the gasoline for authorized business use. The term of any one such automobile lease shall not exceed thirty-six (36) months other than at the discretion of the Employee.

      (f)   Office and Support Staff.

            During the Employment Term, the Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least substantially equivalent to that provided to the Employee as of the date of this Agreement.

      (g)   Expense Reimbursement.

            During the Employment Term, the Employee shall be entitled to receive prompt reimbursement for all usual, customary and reasonable, business-related expenses incurred by the Employee in performing his duties and responsibilities hereunder in accordance with the practices and procedures of the Company as in effect with respect to senior executives of the Company.

      (h)   Indemnification.

            The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board) to the extent provided as of the date of this Agreement, and the Employee shall be covered under such insurance to the same extent as other directors and senior executives of the Company. The Employee shall be eligible for indemnification by the Company under the Company by-laws as currently in effect, and the Company agrees that it shall not take any action that would impair the Employee's rights to indemnification under the Company by-laws, as currently in effect.

      (i)   Payments and Benefits in Connection with the Transaction.

            The Employee shall, as of the Effective Date, be entitled to receive a lump sum in cash from the Company equal to five (5) times the sum of (x) his Base Salary in


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            effect as of the Effective Date, plus (y) the Employee's target bonus under the Company's Annual Incentive Compensation Plan for the year in which the Effective Date occurs. Such amount shall be paid to the Employee within five (5) business days following the Effective Date (provided such amount has not been paid under the Prior Agreement or the Company's Executive Severance Pay Plan prior to such date) but in no event shall such amount exceed $7,500,000. In addition, the Employee's benefit in the U.S. Filter Supplemental Executive Retirement Plan shall become fully vested as of the Effective Date.

4. Termination of Employment.

      (a)   Termination Due to Death or Disability.

            The Company may terminate the Employee's employment hereunder due to Disability (as hereinafter defined). In the event of the Employee's death or a termination of the Employee's employment by the Company due to Disability, the Employee or his estate or his legal representative, as the case may be, shall be entitled to receive from the Company:

            (i) any unpaid Base Salary through the Date of Termination (as defined in Section 4(b)(iv));

            (ii) an immediate lump sum in cash equal to the minimum annual incentive (determined without regard to any performance goals) provided by Section 3(b)(ii) for the year in which the Date of Termination (as defined in Section 4(b)(iv)) occurs multiplied by a fraction, the numerator of which is the number of days of such fiscal year through such Date of Termination and the denominator of which is 365;

            (iii) an immediate lump sum amount equal to the sum of (A) two times the minimum annual incentive (determined without regard to any performance goals) provided by Section 3(b)(ii) for the year in which the Date of Termination (as defined in Section 4(b)(iv)) occurs plus (B) twenty-four (24) times the monthly rate of Base Salary at the rate in effect on the Date of Termination (as defined in Section 4(b)(iv));

            (iv) a lump sum amount, payable within five (5) days following the Date of Termination (as defined in Section 4(b)(iv)), in respect of any deferred compensation (including, without limitation, interest or other credits on such deferred amounts), any accrued vacation pay and any reimbursement for expenses incurred but not yet paid prior to such Date of Termination; and

            (v) any other compensation or benefits which may be owed or provided to or in respect of the Employee in accordance with the terms and provisions of this Agreement or any plans and programs of the Company.


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            For purposes of this Agreement, "Disability" means the Employee's inability to render, for a period of six (6) consecutive months, services hereunder by reason of permanent disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Employee and the Company. If the Employee and the Company cannot agree as to such an independent medical physician each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination.

      (b)   Termination for Any Other Reason.

            (i) In the event that the Employee's employment hereunder is terminated by the Employee for Good Reason (as defined in Section 4(b)(v)) or by the Company without Cause (as defined in Section 4(b)(vii)) (other than for Disability), then the Company shall pay the Employee (A) any unpaid Base Salary through the Date of Termination (as defined in Section 4(b)(iv)), plus (B) an amount equal to the minimum annual incentive (determined without regard to any performance goals) provided in Section 3(b)(ii) for the year in which the Date of Termination (as defined in Section 4(b)(iv)) occurs multiplied by a fraction, the numerator of which is the number of days from the beginning of such fiscal year through such Date of Termination (as defined in Section 4(b)(iv)), and the denominator of which is 365, plus (C) any previously vested benefits, such as previously vested retirement benefits, plus
                  (D) any deferred compensation (including, without limitation, interest or other credits on such deferred amounts), any accrued vacation pay and any reimbursement for expenses incurred but not yet paid prior to such Date of Termination (collectively, the "Accrued Obligations").

            (ii) Furthermore, and in addition to the foregoing, in the event that the Employee's employment with the Company is terminated by the Employee for Good Reason or by the Company without Cause (other than Disability), then the Company shall also pay the Employee, within five (5) business days following the Date of Termination (as defined in Section 4(b)(iv)), a lump sum in cash equal to the number of years (including fractions thereof) remaining in the Employment Term (without taking into account such early termination thereof) multiplied by the sum of (x) his then current Base Salary plus (y) the target annual incentive bonus for the year in which such Date of Termination occurs (determined without regard to any performance goals).

            (iii) In the event that the Employee's employment hereunder is terminated by the Employee without Good Reason or by the Company for Cause, the Company shall pay the Employee the Accrued Obligations (other than the amounts under Section 4(b)(i)(B)).


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            (iv)  For purposes of this Agreement, "Date of Termination" means
                  (A) in the case of Disability, the last day of the six (6) month period referred to in Section 4(a), and (B) in all other cases, the actual date on which the Employee's employment terminates during the Term of Employment.

            (v) For purposes of this Agreement, "Good Reason" for the Employee's termination of his employment hereunder shall mean, without the Employee's prior written consent, (A) the relocation of the Company's principal offices more than 150 miles from its location immediately prior to the Effective Date or the Company requiring the Employee to be based at any location other than such principal offices, (B) a breach by the Company of any material provision of this Agreement which is not cured within five (5) business days following written notification of such breach, or (C) the occurrence of a Change in Control (as defined in Section 4(b)(vi)).

            (vi) "Change in Control" shall mean the occurrence of any of the following:

                  (A) the acquisition by any Person (including any group deemed to be a "person" under Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision to either of the foregoing) of direct or indirect "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Parent representing 50% or more of the combined voting power of the securities of the Parent;

                  (B) during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the board of directors of Parent (the "Parent Board"), and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Parent) whose election by the Parent Board or nomination for election by the Parent's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                  (C) there is consummated a merger, consolidation, recapitalization, reorganization or other similar transaction (any such transaction, a "Business Combination") between the Parent or any direct or indirect subsidiary of the Parent and any other corporation, other


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                        than (1) a Business Combination which would result in
                        the voting securities of the Parent outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Parent or such surviving entity or any parent thereof outstanding immediately after such Business Combination, or (2) a merger or consolidation effected to implement a recapitalization of the Parent (or similar transaction) in which no Person is or becomes the "beneficial owner," directly or indirectly, of securities of the Parent representing 50% or more of the combined voting power of the Parent's then outstanding securities;

                  (D) the Parent is placed under judicial administration or supervision in connection with the Parent's filing for bankruptcy;

                  (E) there is consummated an agreement for the sale or disposition by the Parent of all or substantially all of the Parent's assets, other than a sale or disposition by the Parent of all or substantially all of the Parent's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Parent in substantially the same proportions as their ownership of the Parent immediately prior to such sale;

                  (F) the Parent ceases to be the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's securities; or

                  (G) there is consummated a sale or other disposition of all or substantially all of the assets of the Company, other than a sale or disposition of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Parent in substantially the same proportions as their ownership of the Parent immediately prior to such sale.

            (vii) Termination by the Company of the Employee for "Cause" as used in this Agreement shall be limited to the following: the Employee's conviction of, or a plea of guilty to, a felony involving moral turpitude or willful violation of Section 7(b) or the Employee's willful gross negligence, material misconduct or material breach of this Agreement, resulting in material injury to the Company. For purposes of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in


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                  good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company. No termination for Cause shall be effective without
                  (A) a resolution adopted by a majority of the Parent Executive Committee which sets forth the act (or failure to act) constituting Cause for termination, (B) if such act or failure to act is susceptible to cure, a reasonable period to effect such cure, and (C) opportunity for a hearing in arbitration, using the rules of the American Arbitration Association, as such rules are in effect in Los Angeles, California on the date of delivery of demand for arbitration, and otherwise in accordance with Section 9(i).

(c)   Continuation of Employee Benefits.

      Upon the termination of the Employee's employment hereunder for any reason, the Company shall continue, until the fourth anniversary of the Effective Date, to cover the Employee and/or the Employee's family under those life, disability, accident and health insurance benefits that were applicable to the Employee on the Date of Termination at benefit levels and on terms and conditions (including with respect to cost to the Employee and/or the Employee's family) no less favorable than that to which the Employee and/or his family was entitled immediately prior to his Date of Termination (except for any changes made with respect to active senior executives of the Company); provided, however, that, in the event Employee's employment hereunder is terminated for Disability, such coverage shall continue for twenty-four (24) months following the Date of Termination. In the event that the Employee and/or the Employee's family's participation in any such program is barred, the Company shall arrange to provide the Employee and/or the Employee's family with benefits substantially similar to those which the Employee and/or the Employee's family would otherwise have been entitled to receive under such plans and programs from which continued participation is barred. Following the continuation period described in this subsection, the Employee and the Employee's family shall be entitled to elect continuation coverage under
      Section 601 et seq. of the Employee Retirement Income Security Act, as amended, if permitted by applicable law.

(d)   No Mitigation or Offset.

      The Company agrees that, if the Employee's employment with the Company terminates, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to or in respect of the Employee by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Company or otherwise, except with respect to Section 4(c) benefits


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      to the extent the Employee receives substantially equivalent benefits from a successor employer.

5.    Additional Tax Payments.

      (a)   Excise Tax Gross-Up.

            If any payment or benefit to which the Employee becomes entitled in connection with the Transaction pursuant to this Agreement, the Merger Agreement or otherwise (the "Total Payments") will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor tax that may hereafter be imposed) (the "Excise Tax"), the Company shall pay to the Employee at the time specified below, an additional amount (the "Gross-up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any taxes on the Total Payments other than the Excise Tax and any federal, state and local income and employment tax and Excise Tax upon the payment provided for by this subsection, shall be equal to the Total Payments. For purposes of determining whether any of such payments or benefits will be subject to the Excise Tax, and the amount of such Excise Tax, the Company and the Employee shall rely upon the assumption and determinations of Arthur Andersen LLP or such other certified accounting firm as may be mutually agreed upon by the Employee and the Company (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determinations by the Accounting Firm shall be binding upon the Company and the Employee, and they agree to take a position consistent with such determination (i) on any return, report, information return or other document (including, without limitation, any related or supporting information) with respect to taxes of the Company or the Employee, (ii) in any proceeding, formal or informal, before any taxing authority, and (iii) otherwise. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is determined, the Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income and employment tax imposed on the Gross-Up Payment being repaid by him if such repayment results in reduction in Excise Tax and/or a federal and state and local income and employment tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is determined (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess at the rate provided in section 1274(b)(2)(B) of the
            Code) at the time that the amount of such excess is finally determined. The Gross-Up Pay-


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            ment shall be paid within five (5) business days after the amount thereof is determined, but in no event later than thirty (30) days prior to the date on which payment of the Excise Tax in respect of which such Gross-Up Payment is determined is due. If the amounts of any payments under this Agreement cannot be finally determined on or before the payment date otherwise scheduled for payment, the Company shall pay to the Employee on such date an estimate, as determined in good faith by the Company, of the minimum amount of such payment and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee payable on the fifth day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

            Notwithstanding the foregoing, and subject to the Company's and Parent's obligations under Section 5(b), the Company shall not be required to pay a Gross-Up Payment with respect to an amount of the Excise Tax equal to the excess of (i) over (ii), where (i) equals the Excise Tax that actually becomes due with respect to the Total Payments and (ii) equals that amount of Excise Tax that would have become due with respect to the Total Payments assuming that, with respect to the Company stock options granted to the Employee on October 9, 1998 (the "October Grant"), (x) the cash payout of the October Grant pursuant to Section 2.9 of the Merger Agreement was subject to Q&A 24(c) of the proposed Treasury Regulations promulgated under section 280G of the Code (the "Regulations") and
            (y) for purposes of Q&A 24(c)(2) under the Regulations, the percentage used to calculate the amount reflecting the lapse of the obligation to continue to perform services was one percent (1%) (such excess amount shall hereinafter be referred to as the "Option Excise Tax").

      (b)   Company's Tax Position.

            The Company shall, and the Parent shall cause the Company to, take the position (i) on any return, report, information return or other document (including, without limitation, any related or supporting information) with respect to taxes of the Company or the Employee,
            (ii) in any proceeding, formal or informal, before any taxing authority, and (iii) otherwise, that the Option Excise Tax is not due, and the Company shall not, nor shall the Parent cause the Company to, withhold any amounts in respect thereof without the prior written consent of the Employee. The Company shall, at its own expense, contest in good faith any assessment or proposed assessment by the Internal Revenue Service (the "IRS") against the Company in respect of the Excise Tax with respect to the Option Excise Tax. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employee or the Company of the Option Excise Tax. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall also give the Company any information reasonably requested by the Company relating to such claim; take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company' cooperate with the Company in good faith in order effectively to contest such claim; and permit the Company to participate in any proceedings relating to such claim. Such contest shall include pursuing any and all administrative and judicial remedies available to the Company. In the event that there is a Final Determination (as defined below) pursuant to which the IRS makes an assessment against the Company in respect of the Option Excise Tax, the Company shall remit such amount to the IRS and the Company shall be entitled to reimbursement of such amount. The Company shall effect such reimbursement only by means of withholding from the final tranche of the Stock Grant a number of shares having a value equal to the amount of the Option Excise Tax (rounding down to the next whole share); provided, however, that the Company shall be entitled to withhold from any cash payments to the Employee following the payment of such tranche of the Stock Grant an amount equal to the remainder of such Option Excise Tax.

            For purposes of this Agreement, "Final Determination" shall mean:

            (x) a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision, judgment, decree, or other order has become final and not subject to further appeal; or

            (y) a closing agreement entered into under section 7121 of the Code or any other binding settlement agreement entered into with the IRS, in either case with the consent of the Employee, which consent shall not be unreasonably withheld.

6.    Legal Fees.

      The Company shall pay to the Employee all legal fees and expenses reasonably incurred by the Employee in disputing in good faith any issue hereunder relating to the termination of the Employee's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Employee's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

7.    Protective Covenants.

      (a)   Compensation, Benefits Suspended if Section 7(b) Breached.

            Except as more specifically provided with respect to the Stock Grant in Section 3(c), the Employee agrees that if, during the Employment Term, he breaches his obligations under Section 7(b), any payments and benefits to which the Employee would otherwise have been entitled shall be suspended for one (1) year, or, if less, the remaining balance of the period with respect to which the Employee would otherwise be so entitled to such payments and benefits, which payments and benefits shall be deemed immediately forfeited. Nothing herein shall prohibit the Employee from being a stockholder in a mutual fund or a diversified investment company or a passive owner of not more than two percent of the outstanding stock of any class of a corporation any equity securities of which are publicly traded, so long as the Employee has no active participation in the business of such corporation.

      (b)   Non-Disclosure; Non-Compete; Non-Solicitation.

            The Employee shall not, at any time during the Employment Term or thereafter, make use of or disclose, directly or indirectly, any trade secret, customer lists or other confidential or secret information of the Company not available to the public generally or to the competitors of the Company ("Confidential Information") except to the extent that such Confidential Information becomes a matter of public record or is otherwise available to the general public, other than as a result of any act or omission of the Employee, or is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency. Promptly following the Date of Termination, the Employee shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data relating to any Confidential Information or the business of the Company that he may then possess or have under his control (together with all copies thereof); provided, however, that the Employee may retain copies of such documents as are necessary for the preparation of his federal or state income tax returns. In consideration for the payments under this Agreement and any payments received by the Employee pursuant to the Transaction for his equity interests in the Company, during the scheduled Employment Term (notwithstanding any earlier termination of the Employment Term), the Employee will not in any manner directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise engage or assist any other person, firm, corporation or enterprise in engaging in any business then being conducted by the Company (but not later than as of the Date of Termination) in any geographic area in which the Company is then conducting such business. In consideration for the payments under this Agreement and any payments received by the Employee pursuant to the Transaction for his equity interests in the Company, the Employee will not during the scheduled Employment Term (notwithstanding any earlier termination of the Employment Term) in any manner, directly or indirectly induce or attempt to induce any employee of the Company to terminate or abandon his or her employment for any purpose whatsoever.

      (c)   False, Defamatory, or Disparaging Statements.

            The Employee agrees that after his Date of Termination, he shall not make any false, defamatory or disparaging statements about the Company, or the officers or directors of the Company. Promptly after the Employee's Date of Termination, the Company agrees that it shall instruct the officers and the directors of the Company not to make any false, defamatory or disparaging statements about the Employee after such Date of Termination.

      (d)   Injunctions to Prevent Breaches of Protective Covenants.

            The parties hereto agree that the Company would be damaged irreparably in the event any provision of paragraphs (b) or (c), next above, were not performed by the Employee in accordance with their respective terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to any other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provisions specifically (without posting a bond or other security). The parties hereto agree that the Employee would be damaged irreparably in the event any provision of paragraph (c), next above, were not performed by the Company in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Employee shall be entitled, in addition to any other rights and remedies existing in his favor, to an injunction or injunctions to prevent any breach or threatened breach of any such provisions and to enforce such provision specifically (without posting a bond or other security).

8.    Successors.

      (a)   The Employee.

            This Agreement is personal to the Employee and, without the prior express written consent of the Company, shall not be assignable by the Employee, except that the Employee's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order of a court of competent jurisdiction. This Agreement shall inure to the benefit of and be enforceable by the Employee's heirs, beneficiaries and/or legal representatives.

      (b) The Company.

            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

9.    Miscellaneous.

      (a)   Applicable Law.

            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.

      (b)   Amendments.

            This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      (c)   Notices.

            All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Company:  UNITED STATES FILTER CORPORATION
                                40-004 Cook Street
                                Palm Desert, CA 92211

            If to the Employee: RICHARD J. HECKMANN
                                72551 Clancy Lane
                                Rancho Mirage, CA 92270

            With a copy to:     MICHAEL DIAMOND, ESQ.
                                1900 Avenue of the Stars
                                Suite 600
                                Los Angeles, CA 90067
            or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

      (d)   Withholding.

            The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      (e)   Severability.

            If any provision of this Agreement as applied to any part or to any circumstances will be adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The parties hereto intend this Agreement to be enforced as written. If any provision or any part thereof is held to be invalid or unenforceable because of the duration thereof, the level of restrictions or the geographic scope thereof, all parties agree that the court or arbitrator making such determination will have the power to reduce the duration, restrictions or geographic scope of such provision, and/or to delete specific words or phrases in an its modified form such provision will then be enforceable.

      (f)   Captions.

            The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

      (g)   Beneficiaries/References.

            The Employee shall be enabled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Employee's death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Employee's death or a judicial determination of his incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to the Employee's beneficiary(ies), estate or legal representative(s).

      (h)   Entire Agreement.

            This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof, including without limitation the Prior Agreement and the Company's Executive Severance Pay Plan. However, nothing in this Agreement shall adversely affect the Employee's rights to benefits vested and accrued prior to the Effective Date, other than benefits which vest or accrue upon a "Change of Control" as defined in the Prior Agreement and the Company's Executive Severance Pay Plan, as the case may be. The Employee expressly agrees and acknowledges that the payments for his Company stock options set forth in Section 2.9 of the Merger Agreement are the sole payments in connection with or with respect to his Company stock options to which he is or will be entitled, and that the Prior Agreement has not been amended subsequent to September 30, 1998.

      (i)   Arbitration.

                  (i) Any dispute, controversy or claim arising out of or relating to this Agreement, a breach thereof or the coverage or enforceability of this Section 9(i) shall be settled by arbitration in Los Angeles, California (or such other location as the Company and the Employee may mutually agree), conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules are in effect in Los Angeles on the date of delivery of demand for arbitration. The arbitration of any such issue, including the determination of the amount of damages, shall be to the exclusion of any court of law. This provision shall not limit, nor be limited by, any additional right to seek injunctive relief under Section 7(d).

                  (ii) There shall be three arbitrators, one to be chosen by each party at will within ten (10) days from the date of delivery of demand for arbitration and the third arbitrator to be selected by the two arbitrators so chosen. If the two arbitrators are unable to select a third arbitrator within ten (10) days after the last of the two arbitrators is chosen by the parties, the third arbitrator will be designated, on application by either party, by the American Arbitration Association. The decision of a majority of the arbitrators shall be final and binding on both parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. Judgment upon any award of the arbitrators may be entered in any court having jurisdiction, or application may be made to any such court for the judicial acceptance of the award and for an order of enforcement.

                  (iii) The Company shall pay the fees and expenses incurred in connection with any arbitration arising out of this Agreement, unless a majority of the arbitrators concludes that such arbitration procedure was not instituted in good faith by the Employee.

      (j)   Representation.

            The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this

            Agreement will not violate any agreement between the Company and any other person, firm or organization or any applicable laws or regulations.

      (k)   Survivorship.

            The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Employee's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

10.   Termination of Agreement.

      This Agreement shall be void and of no further force or effect upon the termination of the Merger Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of March 22, 1999.

                                     PARENT:

                                     VIVENDI


                                     By:  /s/ Jean-Marie Messier
                                         -------------------------------------
                                     Its: Chairman and Chief Executive Officer
                                         -------------------------------------
                                                        (title)

                                     COMPANY:

                                     UNITED STATES FILTER CORPORATION,
                                     a Delaware corporation


                                     By:  /s/ Kevin L. Spence
                                         -----------------------------------
                                     Its: Executive Vice President, CFO
                                         -----------------------------------
                                                        (title)

                                     EMPLOYEE:


                                     By: /s/ Richard J. Heckmann
                                         -----------------------------------